N E W S R E L E A S E
(For Immediate Release)

UnitedHealth Group Updates Business Outlook Ahead of Investor Conference
MINNETONKA, Minn. (November 28, 2022) – UnitedHealth Group (NYSE: UNH) issued financial guidance ahead of its annual Investor Conference which takes place on November 29, beginning at 8:00 a.m. ET.

UnitedHealth Group revenues for 2022 are now expected to be approximately $324 billion. Net earnings are expected to be $20.85 to $21.05 per share and adjusted net earnings of $21.85 to $22.05 per share, as announced in the third quarter earnings release. Adjusted net earnings only excludes the after-tax non-cash amortization expense pertaining to acquisition-related intangible assets.

UnitedHealth Group will also introduce its 2023 outlook which includes revenues of $357 billion to $360 billion, net earnings of $23.15 to $23.65 per share, and adjusted net earnings of $24.40 to $24.90 per share. Cash flows from operations are expected to range from $27 billion to $28 billion.

The Company will stream the Investor Conference presentation and management question-and-answer portion of this meeting on its Investor Relations page at www.unitedhealthgroup.com. Meeting materials and a replay of the conference will be available on the Investor Relations page.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow @UnitedHealthGrp on Twitter.

Non-GAAP Financial Information
This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted net earnings exclude amortization expense of approximately $1.35 and $1.65 per share and the related tax impacts of $0.35 and $0.40 per share for years ending December 31, 2021 and 2022, respectively, pertaining to acquisition-related intangible assets.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements which are intended to take advantage of the “safe harbor” provisions of the federal securities law. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. Actual results could differ materially from those that management expects, depending on the outcome of certain factors including: risks associated with public health crises, large-scale medical emergencies and pandemics, such as the COVID-19 pandemic; our ability to effectively estimate, price for and manage medical costs; new or changes in existing health care laws or regulations, or their enforcement or application; the DOJ’s legal action relating to the risk adjustment submission matter; our ability to maintain and achieve improvement in quality scores impacting revenue; reductions in revenue or delays to cash flows received under government programs; changes in Medicare, the CMS star ratings program or the application of risk adjustment data validation audits; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; cyberattacks, other privacy/data security incidents, or our failure to comply with related regulations; failure to protect proprietary rights to our databases, software and related products; risks and uncertainties associated with our businesses providing pharmacy care services; competitive pressures, including our ability to develop and deliver innovative products to health care payers and expand access to virtual care; changes in or challenges to our public sector contract awards; failure to develop and maintain satisfactory relationships with health care payers, physicians, hospitals and other service providers; failure to attract, develop, retain, and manage the succession of key employees and executives; the impact of potential changes in tax laws and regulations

(including any increase in the U.S. income tax rate applicable to corporations); failure to achieve targeted operating cost productivity improvements; increases in costs and other liabilities associated with litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of strategic transactions; fluctuations in foreign currency exchange rates; downgrades in our credit ratings; our investment portfolio performance; impairment of our goodwill and intangible assets; and our ability to obtain sufficient funds from our regulated subsidiaries or from external financings to fund our obligations, maintain our debt to total capital ratio at targeted levels, maintain our quarterly dividend payment cycle, or continue repurchasing shares of our common stock. This above list is not exhaustive. We discuss these matters, and certain risks that may affect our business operations, financial condition and results of operations, more fully in our filings with the SEC, including our reports on Forms 10-K, 10-Q and 8-K. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by law.
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Investors:	Zack Sopcak
Zack.Sopcak@uhg.com
952-936-7215

Media:	Eric Hausman
Eric.Hausman@uhg.com
952-936-3963